Exhibit 10.6
RESOLUTIONS OF THE
BOARD OF DIRECTORS OF
HYDRIL COMPANY
Hydril Company
Amendment to Hydril Company Restoration Plan
          WHEREAS, Hydril Company (the “Company”) previously adopted the Hydril Company Restoration Plan (the “Plan”); and
          WHEREAS, Section 9.01 of the Plan authorizes the Board of Directors and/or the Compensation Committee of the Company to amend the Plan in its discretion; and
          WHEREAS, the Board of Directors wishes to revise the Plan to comply with the rules of Internal Revenue Code Section 409A.
          NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows effective April 25, 2007:
          1. Section 2.10 Plan is amended by replacing the definition of “Change of Ownership” with the following definition:
          “Change of Ownership occurs when (in accordance with Internal Revenue Code Section 409A and related regulations and United States Department of the Treasury pronouncements):
          (i) Any one person, or more than one person acting as a group (as defined in U.S. Treasury Notice 2005-1) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.
          (ii) Any one person, or more than one person acting as a group acquires, (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or
          (iii) A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
          (iv) Any one person has acquired, or more than one person acting as a group acquires (or during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by a Company is not treated as a change in the ownership of such assets if the assets are transferred to -
          (a) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
          (b) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
          (c) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or
          (d) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c).”
          2. Section 7.02 is amended by replacing the second paragraph thereof with the following paragraph:
          “Generally, the benefit payment form elected by the Participant is irrevocable with respect to those deferrals. However, a Participant may elect a different form of payment one time, provided that (1) the new election does not take effect until at least 12 months after it is made, (2) the new election defers payment for at least an additional 5 years, and (3) the election change may not be made less than 12 months prior to the first scheduled Benefits Starting Date.”
          3. Section 7.04 is replaced with the following paragraph:
          “Notwithstanding any other provision hereof, the Participant shall be entitled to receive his Accrued Benefit hereunder prior to his Early Retirement Date or Normal Retirement Date, whichever applies, in any case in which it is determined that such Participant suffers from a Disability. For purposes of this Plan, “Disability” means (i) an inability by the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant’s medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, which impairment is the reason for Participant’s receipt of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. The Participant’s Accrued Benefit upon Disability shall be distributed to him, in the manner previously elected by the Employee, on his Benefit Starting Date pursuant to Section 7.02.”
          4. A new Section 10.09 is added as follows:

          “Section 409A. Notwithstanding any provision of this Plan to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Code and applicable Treasury authorities (“Section 409A”):
          If Participant is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 10.09, any payments or benefits payable or provided as a result of Participant’s termination of employment that would otherwise be paid or provided within six months and one day of such termination (other than death or Disability) shall instead be paid or provided on the earlier of (i) the date that is six months and two days after Participant’s termination, (ii) the date of Participant’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. For purposes of this Plan, a Participant shall be a “specified employee” for the twelve-month period beginning on April 1 of a Plan Year if the Participant is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5) of the Code) as of December 31 of the preceding Plan Year.
          If any provision of this Plan would result in the imposition of an applicable tax under Section 409A, Participant and the Corporation agree that such provision will be reformed to avoid imposition of the applicable tax in a manner that will result in the least adverse economic impact on Participant.”